Emergent Group Inc.
932 Grand Central Ave.
Glendale, CA 91201

Gentlemen:

     Each of the undersigned has entered into an Agreement of Management Support and Validity ("AMSV") with Access Capital, Inc. In connection with entering into said agreements on behalf of Emergent Group, Emergent Group has agreed to issue 89,500 shares of its Common Stock to Bruce J. Haber, 64,000 shares of its Common Stock to Louis Buther, 47,000 shares of its Common Stock to William McKay and 59,000 shares of its Common Stock to Mark Waldron. Each of the undersigned agrees that the share certificates will contain an appropriate restrictive legend and a second legend reading as follows:

        "The shares represented by this certificate are subject to an agreement between the Corporation and the holder of this certificate. A copy of said agreement is on file at the principal office of the Corporation."

     Each of the undersigned agrees to return to the Company for cancellation any shares received pursuant to this Agreement in the event that the undersigned on his own volition breaches (other than a breach which is cured in accordance with AMSV) or terminates his own respective AMSV, prior to the payment in full of Emergent's obligations to Access Capital or the voluntary release from the AMSVs by Access Capital.

May 27, 2005


/s/ Bruce J. Haber                                      /s/ Mark Waldron
--------------------                                     --------------------
   Bruce J. Haber                                           Mark Waldron

/s/ William M. McKay                                    /s/ Louis Buther
--------------------                                    ---------------------
    William M. McKay                                        Louis Buther


Agreed to and accepted by:

EMERGENT GROUP INC.

By:/s/ Bruce J. Haber
   --------------------------
       Bruce J. Haber,
       Chief Executive Officer